Exhibit 99.2

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION

AND RESULTS OF OPERATIONS OF JET TOKEN

The following discussion and analysis provides information which Jet Token’s management believes is relevant to an assessment and understanding of its consolidated results of operations and financial condition. You should read the following discussion and analysis of Jet Token’s financial condition and results of operations together with the section entitled “Summary of the Proxy Statement/Prospectus — Selected Historical Financial Data of Jet Token” and Jet Token’s audited consolidated financial statements and the related notes thereto included elsewhere in the Form 8-K. This discussion and analysis should also be read together with the unaudited pro forma condensed combined financial information as of and for the year ended June 30, 2023 and the accompanying notes thereto included elsewhere in this Form 8-K/A. See the section entitled “Unaudited Pro Forma Condensed Combined Financial Information.”

Certain of the information contained in this discussion and analysis or set forth elsewhere in this proxy statement/prospectus, including information with respect to plans and strategy for Jet Token’s business, includes forward-looking statements that involve risks and uncertainties. As a result of many factors, including those factors set forth in the section entitled “Risk Factors,” Jet Token’s actual results could differ materially from the results described in or implied by the forward-looking statements contained in the following discussion and analysis. Factors that could cause or contribute to such differences include, but are not limited to, capital expenditures, economic and competitive conditions, regulatory changes and other uncertainties, as well as those factors discussed below and elsewhere in this proxy statement/prospectus. We assume no obligation to update any of these forward-looking statements. Please also see the section entitled “Cautionary Note Regarding Forward-Looking Statements.”

Percentage amounts included in this proxy statement/prospectus have not in all cases been calculated on the basis of such rounded figures, but on the basis of such amounts prior to rounding. For this reason, percentage amounts in this proxy statement/prospectus may vary from those obtained by performing the same calculations using the figures in the audited consolidated financial statements included elsewhere in this proxy statement/prospectus. Certain other amounts that appear in this proxy statement/prospectus may not sum due to rounding.

Overview

Jet Token, a Delaware corporation, was founded in 2018 by Michael Winston, its Executive Chairman. Jet Token, directly and indirectly through its subsidiaries, has been principally involved in (i) the sale of fractional and whole interests in aircraft, (ii) the sale of jet cards, which enable holders to use certain of Jet Token’s and other’s aircraft at agreed-upon rates, (iii) the operation of a proprietary booking platform (the “App”), which functions as a prospecting and quoting platform to arrange private jet travel with third party carriers as well as via Jet Token’s leased and managed aircraft, (iv) direct chartering of its HondaJet aircraft by Cirrus, (v) aircraft brokerage and (vi) service revenue from the monthly management and hourly operation of customer aircraft.

Under Jet Token’s fractional ownership program, a customer purchases an ownership share in a jet which guarantees the customer access to the jet for a preset number of hours per year. The fractional ownership program typically consists of a down payment, one or more progress payments, a payment on delivery, and in future periods will include a Monthly Management Fee (MMF) and an Occupied Hourly Fee (OHF) during the term of the fractional owner’s management agreement. The sale of a fractional interest or whole aircraft is recognized at the time of aircraft delivery, MMF revenue is generally fixed and would be recognized monthly over the life of the management agreement, while OHF revenue is typically variable and would be recognized monthly based on the number of hours flown by the customer in the period. Jet Token’s jet card program provides the customer with a preset number of hours of private jet access at a fixed hourly rate over the agreement term (generally a year), typically paid 100% upfront. Jet Token also receives commission-based revenue for sales of jet cards on behalf of Cirrus and engages in whole aircraft brokerage. Jet Token recognizes revenue from sales of its own jet cards and from third-party charters generated through the Company’s App, upon transfer of control of its promised services, which generally occurs upon completion of a flight, or, in the case of unused hours under the jet card program, at the end of the contract term. Jet Token recognizes its share of the revenue from the sales of Cirrus jet cards upon payment by the program member.

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Results of Operations

The following table sets forth our results of operations for the periods indicated:

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2023	2022	2023	2022

Revenues	$2,792,808	$7,009,542	$4,668,316	$7,740,979

Cost of revenues	2,993,631	6,120,638	4,944,157	6,927,960

Gross profit (loss)	(200,823)	888,904	(275,841)	813,019

Operating Expenses:
General and administrative (including stock-based compensation of $1,407,044, $1,151,092, $2,755,087, and $2,371,247, respectively)	2,115,704	1,706,247	4,603,722	3,419,978
Sales and marketing	103,541	77,489	223,708	163,141
Research and development	28,636	27,061	64,955	46,172
Total operating expenses	2,247,881	1,810,797	4,892,385	3,629,291

Operating loss	(2,448,704)	(921,893)	(5,168,226)	(2,816,272)

Other (income) expense:
Other income	-	(2)	-	(3)
Total other (income) expense	-	(2)	-	(3)

Loss before provision for income taxes	(2,448,704)	(921,891)	(5,168,226)	(2,816,269)

Provision for income taxes	-	-	-	800

Net Loss	$(2,448,704)	$(921,891)	$(5,168,226)	$(2,817,069)

Weighted average shares outstanding - basic and diluted	126,287,952	121,855,571	126,287,952	121,855,571
Net loss per share - basic and diluted	$(0.02)	$(0.01)	$(0.04)	$(0.02)

Three Months Ended June 30, 2023 and 2022

Revenues

Revenues for the second quarter of 2023 totaled $2,793,000, a $4,217,000 decrease from 2022’s second quarter revenues of $7,010,000 and were comprised of $423,000 in services revenue from the management of customers’ aircraft, $852,000 in software-related revenue, $811,000 in Jet Card revenue for hours flown and other charges based on hours flown, and $707,000 in revenue from the chartering of our HondaJets by our operating partner Cirrus.

Jet Token took delivery of a second HondaJet in April 2022 which was subsequently sold in June generating aircraft sale proceeds of $6.2 million in the second quarter of 2022. There were no such sales during the second quarter of 2023.

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During the fourth quarter of 2022, the Company entered into an agreement to manage a customer’s aircraft and generated $423,000 in service revenue during the second quarter of 2023. There was no such revenue during the second quarter of 2022.

Jet Token booked $852,000 in revenue related to App-generated Services and software revenues related to charter bookings made through Jet Token’s App in the second quarter of 2023, an increase of $676,000 and reflected increased marketing and greater awareness of the Company. This compares to revenues totaling $176,000 in the 2022 period.

During the second quarter of 2023, Jet Token sold 225 prepaid flight hours under its jet card and fractional programs, amounting to $569,000, and recorded $811,000 of revenue for 57 flight hours flown or forfeited, as well as additional charges. These additional charges represent primarily charges for cost reimbursements such as a fuel component adjustment to adjust for changes in fuel prices relative to the jet card and fractional contracts’ base fuel price and reimbursement of federal excise taxes. Prepaid flight hours are booked as revenue as the flight hours are used or forfeited. At June 30, 2023, the Company had recorded deferred revenue of $1,100,000 on its balance sheet representing prepaid flight hours for which the related travel had not yet occurred.

In the second quarter of 2022, Jet Token sold 87 prepaid flight hours, amounting to $453,000, and recorded $472,000 of revenue for 78 flight hours flown or forfeited, as well as additional charges. At June 30, 2022, the Company had recorded deferred revenue of $1,383,000.

The increase in flight hours flown period over period is a direct result of the increased number of Jet Token’s aircraft.

The following table details the flight hours sold and flown or forfeited, as well as the associated deferred revenues and recognized revenues, respectively, and additional charges for the second quarter of 2023 and 2022:

	For the 3 months ended June 30,
	2023	2022
Deferred revenue at the beginning of the period	$1,285,762	$1,310,321
Prepaid flight hours sold
Amount	$568,680	$453,475
Total Flight Hours	104	87

Prepaid flight hours flown
Amount	$754,897	$380,583
Total flight hours	125	78

Additional charges	$56,242	$91,582
Total flight hour revenue	$811,139	$472,165

Deferred revenue at the end of the period	$1,099,545	$1,383,213

In addition to its software App and jet card revenues, Jet Token also generates revenue through the direct chartering of its HondaJet aircraft by Cirrus. During the second quarter of 2023 this revenue amounted to approximately $707,000, an increase of $546,000, or 338.8% from the prior year. The increased revenue was a direct result of the greater number of HondaJets operated in the second quarter of 2023 as a well as the management of a customer’s aircraft.

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Cost of revenues

Our cost of revenue is comprised of payments to Cirrus for the maintenance and management of our fleet aircraft, commissions to Cirrus for their arranging for charters on our aircraft, aircraft lease expense, federal excise tax relating to jet card and third-party charters, and payments to third-party aircraft operators for both charter flights booked through our App, as well as the cost of subcharters for covering jet card flights when our HondaJets were unavailable. The management of our aircraft by Cirrus covers all our aircraft regardless of whether the aircraft are used for program flight hours or charter flights and includes expenses such as fuel, pilot wages and training costs, aircraft insurance, maintenance and other flight operational expenses.

In the second quarter of 2022, Jet Token operated 1 HondaJets as compared to the 3 HondaJets and 1 CJ4 that it operated in the 2023 period.

As a result of its increased fleet and the increase in jet card and Cirrus charter flight activity, as well as the startup costs relating to the introduction of the CJ4 to its fleet, costs related to the operation of these aircraft and payments to Cirrus for their management increased $0.9 million from $0.4 million in the second quarter of 2022 to $1.2 million in 2023 and aircraft lease payments increased $113,000 from $232,000 in the second quarter of 2022 to $346,000 in 2023. The Company also incurred third-party charter costs of approximately $1.3 million in the second quarter of 2023, a $1.1 million increase over 2022, in order to fulfill a greater number of App-generated charter bookings, as well as subcharters used for covering jet card flights when our HondaJets were unavailable. Merchant fees and federal excise tax relating to charter flights increased $34,000 in the second quarter of 2023 to $92,000 from $58,000 in 2022.

In total, it cost $3.0 million to operate these aircraft in the second quarter of 2023, compared to $0.8 million in the second quarter of 2022.

Gross profit (loss)

The resulting gross profits totaled ($164,000) for the second quarter of 2023, compared to $926,000 for the second quarter of 2022. The loss in the second quarter of 2023 was largely driven by the startup expenses of putting the CJ4 into operation, despite the greater utilization of the Company’s aircraft, as well as increased subcharter costs relating to flights performed by third-party operators for certain of our jet card customers. The 2022 results were positively affected by the sale of one of the Company’s 4 HondaJets in June 2022.

Total Operating Expenses

In the second quarter of 2023, Jet Token’s operating expenses increased $437,000 over the prior year comparable period due to a $409,000 increase in general and administrative expenses, a $26,000 increase in sales and marketing expenses and slightly higher research and development costs. Excluding non-cash stock-based compensation of $1.4 million and $1.2 million in the second quarter of 2023 and the second quarter of 2022, respectively, general and administrative expenses rose by approximately $154,000 primarily due to an increase in professional service expenses of $97,000 related to our Business Combination, Directors and Officers Insurance costs of $15,000, $16,000 in higher rent and increased wages of $33,000, primarily due to increased commissions compensation payable on jet card sales.

Jet Token’s sales and marketing expenses increased by about $27,000 to $104,000 in the second quarter of 2023 from $77,000 in the second quarter of 2022, as the company continued the acceleration of its sales and marketing spending upon aircraft delivery and the associated increase in marketable jet card inventory. These expenses are mainly linked to promoting Jet Token and its programs.

Research and development expenses were essentially unchanged at $29,000 in the second quarter of 2023 from $27,000 in the second quarter of 2022, due to continuing refinement of the App, as well as continued development work on additional software offerings.

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Operating Loss

As a result of all of the above, in the second quarter of 2023 Jet Token recorded an operating loss of approximately $2.4 million, which was an increase in loss of approximately $1.5 million. The increase was primarily due to the increase in gross profit loss of $1.1 million and the increase in general and administrative expenses, from around $1.7 million in the second quarter of 2022 to approximately $2.1 million in the second quarter of 2023, including non-cash stock-based compensation expense that resulted from the non-cash vesting of employee stock options.

Other Income

During the second quarter of 2022, Jet Token recorded $2 in other income due to interest income. There were no such earnings in the second quarter of 2023.

Six Months Ended June 30, 2023 and 2022

Revenues

Revenues for the first six months of 2023 totaled $4.7 million, a $3.1 million increase from 2022’s revenues of $7.7 million and were comprised of $757,000 in services revenue from the management of customers’ aircraft, $1,364,000 in software-related revenue, $1,359,000 in Jet Card revenue for hours flown and other charges based on hours flown and $1,189,000 in revenue from the chartering of our HondaJets by our operating partner Cirrus.

Jet Token began recording revenue in September 2020 reflecting services and software revenues related to charter bookings made through its App and in the first six months of 2022, Jet Token booked $282,000 in revenue related to App-generated charter bookings. During 2023 these revenues totaled $1.4 million, a $1.1 million, or 383.8%, increase from 2022 reflecting accelerated marketing efforts in 2023 and greater awareness of Jet Token.

Jet Token acquired its first HondaJet Elite in November 2021 and took delivery of a second HondaJet in April 2022 which was subsequently sold in June generating aircraft sale proceeds of $6.2 million in the first six months of 2022.

We also recorded $757,000 in service revenue relating to an agreement entered into during the fourth quarter of 2022 to manage a customer’s aircraft. There were no such service revenues in the first six months of 2022.

During the first six months of 2023, Jet Token sold 261 prepaid flight hours under its jet card and fractional programs, amounting to $1,420,000, and recorded $1,359,000 of revenue for 210 hours flight hours flown or forfeited, as well as additional charges. These additional charges represent primarily charges for cost reimbursements such as a fuel component adjustment to adjust for changes in fuel prices relative to the jet card and fractional contracts’ base fuel price and reimbursement of federal excise taxes. Prepaid flight hours are booked as revenue as the flight hours are used or forfeited. At June 30, 2023, the Company recorded deferred revenue of $1.1 million on its balance sheet, which represents prepaid flight hours for which the related travel had not yet occurred.

In the first six months of 2022, Jet Token sold 304 prepaid flight hours amounting to approximately $0.6 million and recorded approximately $0.8 million of revenue for 135 flight hours flown or forfeited, as well as additional charges. At June 30, 2022, the Company recorded deferred revenue of $1.4 million on its balance sheet.

The increase in flight hours flown is a direct result of the increased number of aircraft.

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The following table details the flight hours sold and flown or forfeited, as well as the associated deferred revenues and recognized revenues, respectively, and additional charges for the first six months of 2023 and 2022:

	For the 6 months ended June 30,
	2023	2022
Deferred revenue at the beginning of the period	$933,361	$436,331
Prepaid flight hours sold
Amount	$1,420,250	$1,575,325
Total Flight Hours	261	304

Prepaid flight hours flown
Amount	$1,254,066	$628,443
Total flight hours	210	135

Additional charges	$94,207	$201,397
Total flight hour revenue	$1,358,685	$805,336

Deferred revenue at the end of the period	$1,099,545	$1,383,213

During the first six months of 2023 revenue generated through the direct chartering of Jet Token’s HondaJet aircraft by Cirrus amounted to approximately $1.2 million, an increase of $0.7 million, or 162.0% from the prior year. The increased revenue was a direct result of the greater number of HondaJets operated.

Jet Token also generated aircraft sale proceeds of $6.2 million from the fractionalization and outright sale of aircraft in the first six months of 2022. There were no such revenues in 2023.

Cost of revenues

Our cost of revenue is comprised of payments to Cirrus for the maintenance and management of our fleet aircraft, commissions to Cirrus for their arranging for charters on our aircraft, aircraft lease expense, federal excise tax relating to jet card and third-party charters, and payments to third-party aircraft operators for both charter flights booked through our App, as well as the cost of subcharters for covering jet card flights when our HondaJets were unavailable. The management of our aircraft by Cirrus covers all our aircraft regardless of whether the aircraft are used for program flight hours or charters and includes expenses such as fuel, pilot wages and training costs, aircraft insurance, maintenance and other flight operational expenses.

As a result of its increased fleet and the increase in jet card and Cirrus charter flight activity, as well as the startup expenses relating to the introduction of the managed aircraft to its fleet, operating expenses related to the operation of these aircraft and payments to Cirrus for their management increased $1.9 million from $1.1 million in the first six months of 2022 to $2.9 million in 2023 and aircraft lease payments increased $0.2 million from $0.4 million in 2022 to $0.5 million in the first six months of 2023. Jet Token also incurred third-party charter costs of approximately $1.8 million in the first six months of 2023, a $1.3 million increase over 2022, in order to fulfill a greater number of App-generated charter bookings, as well as subcharters used for covering jet card flights when our HondaJets were unavailable. Federal excise tax and merchant fees relating to charter flights increased $63,000 in the first six months of 2023 to $138,000 from $74,000 in 2022.

In total, excluding aircraft sales costs and as disclosed above, it cost $2.9 million to operate Jet Token’s aircraft in the first six months of 2023, compared to $1.1 million in 2022.

Gross profit (loss)

The resulting gross profits totaled ($202,000) for the first six months of 2023, compared to $886,000 for 2022. The decrease of $1.1 million was largely driven by $1.0 million in gross profits attributed to aircraft sales. App, jet card and Cirrus charter gross profits showed a loss of $202,000 in the first six months of 2023 compared to a loss of ($78,000) in 2022. The reduced gross profit in these operations was a result of higher utilization of our aircraft by our jet card customers and higher bookings on our behalf by Cirrus, together with increased cost of operations, as well as increased subcharter costs relating to flights performed by third-party operators for certain of our jet card customers when our aircraft was unavailable.

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Total Operating Expenses

In the first six months of 2023, Jet Token’s operating expenses increased $1.3 million due to a $1.2 million increase in general and administrative expenses, $61,000 in higher sales and marketing expenses, and slightly higher research and development costs. Excluding non-cash stock-based compensation of $2.8 million and $2.4 million in the first six months of 2023 and 2022, respectively, general and administrative expenses rose by approximately $800,000 primarily due to an increase in professional service expenses of $322,000 related to our Business Combination, Directors and Officers Insurance costs of $32,000, $27,000 in higher rent and increased wages of $245,000, primarily due to increased commissions compensation payable on jet card sales.

Jet Token’s sales and marketing expenses increased by about $60,000 to $224,000 in the first six months of 2023 from $163,000 in 2022, as Jet Token reaccelerated its sales and marketing spending upon aircraft delivery and the associated increase in marketable jet card inventory. These expenses are mainly linked to promoting Jet Token and its programs.

Research and development expenses increased approximately $19,000 to $65,000 in the first six months of 2023 from $46,000 in 2022, due to continuing refinement of the App, as well as some initial development work on additional software offerings.

Operating Loss

As a result of all of the above, in the first six months of 2023 Jet Token recorded an operating loss of approximately $5.2 million, which was an increase in loss of nearly $2.2 million compared to 2022. The increase was primarily due to reduced gross profits of $1.1 million, as well as an increase in non-cash stock-based compensation that resulted from the non-cash vesting of employee stock options, which rose from around $2.4 million in 2022 to approximately $2.8 million in the first six months of 2023.

Other Income

During the first six months of 2022, Jet Token recorded $3 in interest income. There was no such income in 2023.

Liquidity and Capital Resources.

Overview

To date, Jet Token has funded its operations through a combination of cash from operations, the issuance of equity securities, and, to a lesser extent, loans and advances from its Executive Chairman.

Three Months Ended June 30, 2023 and 2022

As of June 30, 2023, Jet Token’s cash and equivalents were approximately $1.4 million, including approximately $500,000 of restricted cash under its aircraft leasing arrangements described below.

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Cash Flows

The following table summarizes our cash flows for the three months ended June 30, 2023 and 2022:

	For the 3 months ended June 30,
	2023	2022
Net cash provided by (used in) operating activities	$(727,179)	$(427,584)
Net cash provided by (used in) investing activities	(28,016)	674,182
Net cash provided by financing activities	-	(93,738)
Increase (decrease) in cash and cash equivalents	$(755,195)	$152,860

Cash Flow from Operating Activities

Net cash used in operating activities for the three months ended June 30, 2023 was $0.7 million compared to $0.1 million of net cash provided by operating activities for the three months ended June 30, 2022. The cash outflow from operating activities in the second quarter of 2023 primarily consisted of our net loss, net of non-cash charges of $0.9 million, offset by a $503,000 decrease in operating assets, and a $19,000 increase in operating liabilities. The increase in operating liabilities was primarily driven by a $166,000 decrease in deferred jet card revenue relating to the sale of jet card hours not yet flown and a $233,000 increase in Jet Token’s accounts payable relating to the operation of the Company’s aircraft. The increase in net cash used in operating activities for 2023 was primarily driven by a $1.4 million increase in our net loss, net of non-cash charges resulting from startup expenses associated with the entry into service of the Company’s third and fourth HondaJet aircraft as well as the one customer managed aircraft partially offset by the $1.4 million changes in operating assets and liabilities.

Cash Flow from Investing Activities

Net cash used in investing activities for the three months ended June 30, 2023 was 28,000, primarily relating to additional investment in the Company’s software platform and increased deposits and other assets.

Cash Flow from Financing Activities

Ther was no net cash provided by financing activities for the three months ended June 30, 2023 as Jet Token’s Regulation A+ offering of Non-Voting Common Stock ended in January of 2023.

Six Months Ended June 30, 2023 and 2022

As of June 30, 2023, Jet Token’s cash and equivalents were approximately $0.6 million, including approximately $500,000 of restricted cash under its aircraft leasing arrangements described below.

Cash Flows

The following table summarizes our cash flows for the years ended June 30, 2023, and 2021:

	For the 6 months ended June 30,
	2023	2022
Net cash provided by (used in) operating activities	$(1,919,226)	$(129,959)
Net cash provided by (used in) investing activities	(121,649)	(89,418)
Net cash provided by financing activities	1,151,726	309,237
Increase (decrease) in cash and cash equivalents	$(889,149)	$89,860

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Cash Flow from Operating Activities

Net cash used in operating activities for the six months ended June 30, 2023 was $1.9 million compared to $0.1 million for 2022. The cash outflow from operating activities in 2023 primarily consisted of our net loss, net of non-cash charges of $2.1 million and a $0.2 million reduction in operating liabilities, which were offset by an $0.4 million decrease in operating assets. The decrease in operating liabilities was primarily driven by an $0.2 million decrease in Jet Token’s accrued liabilities relating to the operation of the Company’s aircraft and a $0.2 million increase in deferred jet card revenue relating to the sale of jet card hours not yet flown. The increase in net cash used in operating activities for 2023 was primarily driven by a $2.1 million increase in our net loss, net of non-cash charges resulting from the Company’s higher level of operations during 2023 as a result of operating a greater number of operational aircraft and startup expenses incurred during 2023 partially offset by the $0.3 million changes in operating assets and liabilities.

Cash Flow from Investing Activities

Net cash used in investing activities for the six months ended June 30, 2023 was 122,000, primarily relating to the Company’s investment in 380 Software LLC, a 50/50 joint venture subsidiary with Great Western Air LLC dba Cirrus Aviation Services.

Cash Flow from Financing Activities

Net cash provided by financing activities for the six months ended June 30, 2023 was $1.2 million. Cash provided by financing activities was primarily driven by net offering proceeds from Jet Token’s Regulation A+ offering of Non-Voting Common Stock. In February 2020, Jet Token commenced an offering under Regulation A+ for a maximum amount of $10 million, which was terminated on December 31, 2020. Jet Token issued 32,959,185 shares of Non-Voting Common Stock in this offering representing approximately $9.9 million in gross proceeds. From June 2021 to January of 2023, Jet Token commenced another offering under Regulation A+ and issued 8,767,126 shares representing approximately $6.6 million in gross proceeds. Jet Token’s Regulation A+ offering of Non-Voting Common Stock ended in January of 2023

Aircraft Financing Arrangements

In November 2021 and April 2022, Jet Token entered into two separate five-year leasing arrangements for the acquisition of two of its HondaJet Elite aircraft. At any time during their term, Jet Token has the option to purchase either aircraft from the lessor at the aircraft’s fair market value at that time. The leasing arrangements also require Jet Token to hold a combined liquidity reserve of $500,000 in a separate bank account pledged as security to the lessor, which Jet Token records as restricted cash on its balance sheet, as well as a maintenance reserve of approximately $690,000 for each leased aircraft, which is held by the lessor in the event the lessor determines that the relevant aircraft is not being maintained in accordance with the lease requirements or to prevent deterioration of the aircraft. Events of default under the leasing arrangements include, among other things, failure to make the monthly payments (with a 10-day cure period), default on other indebtedness, breaches of covenants related to insurance and maintenance requirements, change of control or merger, insolvency and a material adverse change in Jet Token’s business, operations or financial condition. Please see Note 5 to Jet Token’s financial statements for the fiscal year ended December 31, 2022 for a further description of these leasing arrangements.

In June 2022, Jet Token received an unsolicited offer for the outright purchase of one of its HondaJet Elite aircraft, which netted Jet Token approximately $1.2 million of proceeds over the leased cost. After internal financial and legal review, Jet Token determined that the sale of the aircraft would offer a net benefit to its stakeholders. Jet Token considered a number of factors in making this decision, including but not limited to: (1) the availability of replacement aircraft, (2) pilot availability, (3) the time to register the aircraft for commercial use, and (4) the risk-adjusted lifetime return on capital associated with operating the aircraft relative to the purchase price offered.

Advances and Long-Term Debt

In May 2020, Jet Token received a loan in the amount of $121,000 which has been forgiven in its entirety. The loan was made pursuant to the Paycheck Protection Program (“PPP”) under the Coronavirus Aid, Relief, and Economic Security (“CARES”) Act. In February 2021, Jet Token received a second loan in the amount of $86,360 pursuant to the PPP program under the revised CARES Act, which has also been forgiven in its entirety. In July 2021, Jet Token entered into a loan agreement with StartEngine Primary, LLC, which allows for advances up to an aggregate amount of $500,000 to pay for advertising and promotion services in connection with Jet Token’s equity offering. The advances are non-interest bearing and are repaid from the proceeds of Jet Token’s offering. As of December 31, 2021, Jet Token had a balance of $194,727 due on this loan which has subsequently been repaid in full. See Note 4 to Jet Token’s audited financial statements for the fiscal year ended December 31, 2022, for a description of these loans.

In 2020, Jet Token’s Founder and Executive Chairman, Mike Winston, advanced approximately $80,000 in the form of a non-interest-bearing loan, which was repaid in full during 2020. In 2021, he advanced approximately $200,000 in the form of a non-interest-bearing loan, all of which was repaid in full during 2022.

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